Exhibit B-1(b)


                     ENTERGY LOUISIANA, INC.
                        639 Loyola Avenue
                     New Orleans, LA  70118


                                   January 15, 1999



River Fuel Company #2, Inc.
c/o United States Trust Company of New York
114 West 47th Street, 15th Floor
New York, New York  10036

Gentlemen:

     Pursuant to Section 33(b) of the Fuel Lease, dated as of January 31, 1989, between you and the undersigned, we hereby consent to the execution and delivery by you of the Note Agreement, dated as of January 15, 1999, between you and Metropolitan Life Insurance Company, relating to the issue and sale of $35,000,000 aggregate principal amount of your 6.16% Series B Intermediate Term Notes, due January 15, 2002 (the "Series B Notes"), and to the issuance and sale of the Series B Notes.

                                   ENTERGY LOUISIANA, INC.



                                   By:___________________________
                                   Title: